Exhibit 99.1


FOR IMMEDIATE RELEASE
---------------------                          CONTACT:

TUESDAY, JULY 20, 2004                         JOHN F. REBELE
                                               SENIOR VICE PRESIDENT
                                               AND CHIEF FINANCIAL OFFICER
                                               BUILDING MATERIALS CORPORATION
                                               OF AMERICA
                                               (973) 628-4038


               BUILDING MATERIALS CORPORATION OF AMERICA ANNOUNCES
               ---------------------------------------------------
                        SECOND QUARTER OPERATING RESULTS
                        --------------------------------

           Building Materials Corporation of America ("BMCA" or "the Company") announced today second quarter of 2004 net income of $18.8 million compared to net income of $20.2 million in the second quarter of 2003. Net income for the second quarter of 2003 included a $3.7 million after-tax ($5.7 million pre-tax) gain from the sale of property in Ontario, California. Net income for the second quarter of 2004 was $18.8 million compared to $16.5 million in the second quarter of 2003, after excluding the gain on the sale of the Ontario property (see attached reconciliation of non-GAAP financial measures), with the increase in second quarter of 2004 net income primarily attributable to higher operating income together with lower other expenses, partially offset by higher interest expense.

           Operating income in the second quarter of 2004 was a record $46.3 million compared to $42.4 million in the second quarter of 2003, excluding the $5.7 million gain on sale of the Ontario property (see reconciliation of non-GAAP financial measures). Operating income in the second quarter of 2004 was positively affected by record net sales and an improvement in the gross margin from 30.6% in the second quarter of 2003 to 32.1% in the second quarter of 2004. Partially offsetting these improvements were higher selling, general and administrative expenses due to higher volume related distribution and selling costs, and, to a lesser extent, higher transportation costs, principally due to a rise in fuel costs.


                                 - continued -

           Net sales for the second quarter of 2004 reached a record $451.5 million, a 10.0% increase over second quarter of 2003 net sales of $410.3 million, with the increase primarily due to higher unit volumes and higher average selling prices of both residential and commercial roofing products.

           Interest expense for the second quarter of 2004 increased to $14.5 million from $13.8 million for the same period in 2003, primarily due to higher average borrowings, partially offset by a lower average interest rate. Other expense net, was $1.8 million for the second quarter of 2004 compared with $2.7 million for the same period in 2003, primarily due to a decline in financing costs as a result of the termination of the Accounts Receivable Securitization Agreement in July 2003.

                    FIRST SIX MONTHS RECORD OPERATING RESULTS
                    -----------------------------------------

           For the first six months of 2004, BMCA announced record net income of $29.5 million compared with net income of $23.8 million for the first six months of 2003. Net income for the first six months of 2003 included a $3.7 million after-tax ($5.7 million pre-tax) gain from the sale of property in Ontario, California. Net income for the first six months of 2004 was a record $29.5 million compared to $20.1 million for the first six months of 2003, after excluding the gain on the sale of the Ontario property (see attached reconciliation of non-GAAP financial measures), with the increase in the first six months of 2004 primarily attributable to higher operating income and lower other expenses, partially offset by higher interest expense.


                                 - continued -

           Operating income for the first six months of 2004 was a record $78.2 million compared to $63.0 million for the first six months of 2003, excluding the $5.7 million gain on sale of the Ontario property (see attached reconciliation of non-GAAP financial measures). Operating income for the first six months of 2004 was positively affected by record net sales and an improvement in the gross margin from 29.2% for the first six months of 2003 to 31.2% for the first six months of 2004. Partially offsetting these improvements were higher selling, general and administrative expenses due to higher volume related distribution and selling costs, and, to a lesser extent, higher transportation costs, principally due to a rise in fuel costs.

           Net sales for the first six months of 2004 reached a record $843.5 million, a 12.6% increase over the first six months of 2003 net sales of $749.3 million, with the increase primarily due to higher unit volumes and higher average selling prices of both residential and commercial roofing products.

           Interest expense for the first six months of 2004 increased to $28.7 million from $27.3 million for the same period in 2003, primarily due to higher average borrowings, partially offset by a lower average interest rate. Other expense net, was $2.5 million for the first six months of 2004 compared with $4.2 million for the same period in 2003, primarily due to a decline in financing costs as a result of the termination of the Accounts Receivable Securitization Agreement in July 2003.

                                 - continued -

                                  OTHER MATTERS

           On May 7, 2004, the Company acquired certain assets of a manufacturing facility located in Quakertown, Pennsylvania from Atlas Roofing Corporation for a purchase price of $23.2 million.

           At July 4, 2004 and June 29, 2003, amounts outstanding under the Company's senior secured revolving credit facility amounted to $139.0 million and $0, respectively. The increase in the amount outstanding under the Company's senior secured revolving credit facility at July 4, 2004 is primarily attributable to the termination of the $115.0 million Accounts Receivable Securitization Agreement in July 2003, the repayment of the $7.0 million Precious Metals Note in August 2003 and the repayment of the $35.0 million
10 1/2 % Senior Notes in September 2003.

                                     * * * *

           Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc., with annual sales in 2003 exceeding $1.6 billion, and is North America's largest manufacturer of residential and commercial roofing products and specialty building products.

           This news release contains "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and its future operations and, as such, concern matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's filings with the U.S. Securities and Exchange Commission and are incorporated herein by reference.


                                 - continued -

                    BUILDING MATERIALS CORPORATION OF AMERICA
                       SALES AND EARNINGS DATA (UNAUDITED)
                              (DOLLARS IN MILLIONS)

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                                                        SECOND QUARTER ENDED                         SIX MONTHS ENDED
                                                        --------------------                         ----------------
                                                  JULY 4, 2004    JUNE 29, 2003               JULY 4, 2004   JUNE 29, 2003
                                                  ------------    -------------               ------------   -------------
Net sales                                           $ 451.5           $ 410.3                 $ 843.5             $ 749.3
                                                    --------          --------                --------            --------

Costs and expenses, net: (1)
   Cost of products sold                              306.6             284.8                   580.7               530.7
   Selling, general and administrative                 98.6              83.1                   184.6               155.6
   Gain on sale of assets                                 -              (5.7)                      -                (5.7)
                                                    --------          --------                --------            --------

Total costs and expenses, net                         405.2             362.2                   765.3               680.6
                                                    --------          --------                --------            --------

Operating income                                       46.3              48.1                    78.2                68.7

Interest expense                                      (14.5)            (13.8)                  (28.7)              (27.3)
Other expense, net                                     (1.8)             (2.7)                   (2.5)               (4.2)
                                                    --------          --------                --------            --------
Income before income taxes                             30.0              31.6                    47.0                37.2

Income tax provision                                  (11.2)            (11.4)                  (17.5)              (13.4)
                                                    --------          --------                --------            --------

Net income                                          $  18.8           $  20.2                  $ 29.5             $  23.8
                                                    ========          ========                ========            ========
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

(1) For the second quarter and six month periods ended July 4, 2004 and June 29, 2003, depreciation and amortization amounted to $11.4, $10.3, $22.0 and $20.3 million, respectively.


                                 - continued -

                    BUILDING MATERIALS CORPORATION OF AMERICA
                SALES AND EARNINGS DATA (UNAUDITED) - (CONTINUED)
                              (DOLLARS IN MILLIONS)

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                                                            SECOND QUARTER ENDED                        SIX MONTHS ENDED
                                                            --------------------                        ----------------
                                                         JULY 4, 2004    JUNE 29, 2003            JULY 4, 2004    JUNE 29, 2003
                                                         ------------    -------------            ------------    -------------
Reconciliation of non-GAAP financial measures: (1)

Net income per GAAP                                        $ 18.8           $ 20.2                  $ 29.5              $ 23.8
Non-GAAP adjustments:
   Gain on sale of assets  (2)                                  -             (3.7)                      -                (3.7)
                                                           -------          -------                 -------             -------

Net income, as adjusted                                    $ 18.8           $ 16.5                  $ 29.5              $ 20.1
                                                           =======          =======                 =======             =======

Operating income per GAAP                                  $ 46.3           $ 48.1                  $ 78.2              $ 68.7
Non-GAAP adjustments:
    Gain on sale of assets (2)                                  -             (5.7)                      -                (5.7)
                                                           -------          -------                 -------             -------

Operating income, as adjusted                              $ 46.3           $ 42.4                  $ 78.2              $ 63.0
                                                           =======          =======                 =======             =======
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

(1) As used herein, "GAAP" refers to U.S. generally accepted accounting principles. The Company uses non-GAAP financial measures to eliminate the effect of other operating gains and losses on reported operating income and net income. Management believes that these financial measures are useful to investors and financial institutions because such measures exclude transactions that are unusual due to their nature or infrequency and therefore allow investors and financial institutions to more readily compare the Company's performance from period to period. Management uses this information in monitoring and evaluating the Company's operating performance.

(2) Non-GAAP adjustments for the second quarter and six month periods ended June 29, 2003 are prepared on an after-tax basis using a 36% effective tax rate.